BY EDGAR

Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Attention:	J. Nolan McWilliams
Linda Cvrkel
Claire Erlanger
Sonia Bednarowski

December 8, 2014

Re:	Fiat Chrysler Automobiles N.V.
Registration Statement Filed on Form F-1
Registration No. 333-199285

Ladies and Gentlemen:

In connection with the above-captioned Registration Statement, we wish to advise that between December 4, 2014 and the date hereof, the number of Preliminary Prospectuses dated December 4, 2014, which were furnished to 19 prospective underwriters and distributed to underwriters, institutional investors, individuals, dealers, brokers and others, was approximately 9466.

We have been informed by the participating underwriters that they will comply with the requirements of Rule 15c2-8 under the Securities Exchange Act of 1934, as amended.

We hereby join in the request of the registrant that the effectiveness of the above-captioned Registration Statement, as amended, be accelerated to 4:00 p.m., Eastern time, on December 10, 2014 or as soon thereafter as practicable.

[Signature Pages Follow]

Very truly yours,

J.P. MORGAN SECURITIES LLC

GOLDMAN, SACHS & CO.

BARCLAYS CAPITAL INC.

UBS SECURITIES LLC

As Representatives of the several Underwriters

[Fiat Chrysler Automobiles N.V. — Signature Page to Underwriters’ Acceleration Request]

J.P. MORGAN SECURITIES LLC

By:	/s/ N. Goksu Yolac
	Name:	N. Goksu Yolac
	Title:	Managing Director

[Fiat Chrysler Automobiles N.V. — Signature Page to Underwriters’ Acceleration Request]

GOLDMAN, SACHS & CO.

By:	/s/ Matt Leavitt
	Name:	Matt Leavitt
	Title:	Managing Director

[Fiat Chrysler Automobiles N.V. — Signature Page to Underwriters’ Acceleration Request]

BARCLAYS CAPITAL INC.

By:	/s/ Victoria Hale
	Name:	Victoria Hale
	Title:	Vice President

[Fiat Chrysler Automobiles N.V. — Signature Page to Underwriters’ Acceleration Request]

UBS SECURITIES LLC

By:	/s/ Eric Coghlin
	Name:	Eric Coghlin
	Title:	Executive Director

UBS SECURITIES LLC

By:	/s/ Kevin Lacerda
	Name:	Kevin Lacerda
	Title:	Associate Director

[Fiat Chrysler Automobiles N.V. — Signature Page to Underwriters’ Acceleration Request]